Execution Copy

CREDIT AGREEMENT

dated as of

September 8, 2010

among

FRONTIER COMMUNICATIONS CORPORATION

The LENDERS Party Hereto

and

DEUTSCHE BANK AG, NEW YORK BRANCH

as Administrative Agent and Issuing Bank

___________

$190,000,000
___________

TABLE OF CONTENTS

                                             Page

Article I

DEFINITIONS

SECTION 1.01 Defined Terms	1
SECTION 1.02 Terms Generally	12
SECTION 1.03 Accounting Terms; GAAP	13

Article II

THE CREDIT

Article III

REPRESENTATIONS AND WARRANTIES

-i-

Article IV

CONDITIONS

SECTION 4.01 Effective Date	29
SECTION 4.02 Each Credit Event	30

Article V

AFFIRMATIVE COVENANTS

Article VI

NEGATIVE COVENANTS

Article VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default	35

Article VIII

AGENCY

SECTION 8.01 Administrative Agent	38

Article IX

MISCELLANEOUS

SECTION 9.01 Notices	41
SECTION 9.02 Waivers; Amendments	42

-ii-

SCHEDULE 1 - Commitments
SCHEDULE 2 - Specified Subsidiaries

EXHIBIT A -	Form of Assignment and Assumption
EXHIBIT B -	Form of Letter of Credit
EXHIBIT C -	Form of Request for Issuance
EXHIBIT D -	Form of Irrevocable Instruction
EXHIBIT E -	Form of Draft
EXHIBIT F -	Form of Opinion of Corporate Counsel to the Borrower
EXHIBIT G -	Form of Opinion of Special New York Counsel to the Borrower
EXHIBIT H-1 -	Form of Non-Bank Tax Certificate (For Foreign Lenders That Are Not Partnerships)
EXHIBIT H-2 -	Form of Non-Bank Tax Certificate (For Foreign Lenders That Are Partnerships)
EXHIBIT H-3 -	Form of Non-Bank Tax Certificate (For Foreign Participants That Are Not Partnerships)
EXHIBIT H-4 -	Form of Non-Bank Tax Certificate (For Foreign Participants That Are Partnerships)

-iii-

CREDIT AGREEMENT dated as of September 8, 2010, among FRONTIER COMMUNICATIONS CORPORATION, the LENDERS party hereto, and DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), as Administrative Agent and Issuing Bank.

WHEREAS, the Borrower (as hereinafter defined) has requested the Issuing Bank (as so defined) and the Lenders (as so defined) to establish a credit facility for the issuance of Letters of Credit;

WHEREAS, subject to and upon the terms and conditions set forth herein, the Issuing Bank and the Lenders are willing to make available to the Borrower such credit facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means Deutsche Bank AG, New York Branch, in its capacity as administrative agent for the Lenders hereunder and its successors in such capacity.

“Administrative Agent’s Account” shall mean the account of the Administrative Agent at Deutsche Bank AG, New York Branch, 60 Wall Street, New York, New York 10005, Deutsche Bank Trust Company Americas, ABA # 021001033, Account # 60200119; Reference:  Frontier Communications 2010 Letter of Credit, Attention:  Everardus Rozing, phone:  212-250-1014, email:  everardus.rozing@db.com.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Maximum LOC Issuance Amount” means either the Initial Aggregate Maximum LOC Issuance Amount or the Reduced Aggregate Maximum LOC Issuance Amount, as applicable.

“Applicable Aggregate Maximum LOC Issuance Amount” means (i) with respect to any Letter of Credit with a specified expiry date no later than the fifth (5th) Business Day prior to the Initial Maturity Date, the Initial Aggregate Maximum LOC Issuance Amount and (ii) with respect to any Letter of Credit with a later-occurring specified expiry date, if the Maturity Date has been extended pursuant to Section 2.20(a) to the Extended Maturity Date, the Reduced Aggregate Maximum LOC Issuance Amount.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Asset Exchange” means the exchange or other transfer of telecommunications assets between or among the Borrower and another Person or other Persons in connection with which the Borrower would transfer telecommunications assets and/or other property in consideration of the receipt of telecommunications assets and/or other property having a fair market value substantially equivalent to those transferred by the Borrower (as determined in good faith by the Borrower’s Board of Directors); provided that the principal value of the assets being transferred to the Borrower shall be represented by telecommunications assets.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided that such ownership interest does not result in or provide such Lender or its direct or indirect parent company with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficiary” means the beneficiary designated in any Letter of Credit, including any substitute beneficiary and any successor of a beneficiary by operation of law.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Frontier Communications Corporation, a Delaware corporation.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

A “Change in Control” shall be deemed to have occurred if (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time have been occupied by Persons who were neither (i) nominated by the management of the Borrower, nor (ii) appointed by directors so nominated; or (c) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall otherwise directly or indirectly Control the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s LOC Exposure hereunder, as such commitment may be (a) reduced pursuant to Section 2.02 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 1 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $190,000,000.

“Companies” has the meaning assigned to such term in Section 5.02(a).

“Consolidated Tangible Assets” means, for any Person, total assets of such Person and its consolidated Subsidiaries, determined on a consolidated basis, less goodwill, patents, trademarks and other assets classified as intangible assets in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Derivatives Definitions” means the 2003 ISDA Credit Derivatives Definitions published by ISDA, as supplemented by the 2009 ISDA Credit Derivatives Determinations Committees, Auction Settlement and Restructuring Supplement to the 2003 ISDA Credit Derivatives Definitions (as the same may be modified, amended or supplemented from time to time).

“Credit Event” has the meaning specified in Section 4.02(c).

“DBNY” has the meaning assigned to such term in the preamble.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” refers to lawful money of the United States of America.

“Draft” means, with respect to a Letter of Credit, the sight draft to be executed in blank by the Beneficiary substantially in the form of Exhibit E.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all national, federal, state, provincial, municipal or local laws, statutes, ordinances, orders, judgments, decrees, injunctions, writs, policies and guidelines (having the force of law), directives, approvals, notices, rules and regulations and other applicable laws relating to environmental or occupational health and safety matters, including those relating to the Release or threatened Release of Specified Substances and to the generation, use, storage or transportation of Specified Substances, each as in effect as of the date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA.

“ERISA Termination Event” means (i) a “Reportable Event” described in Section 4043 of ERISA (other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceeding to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any Tax in the nature of the branch profits tax under Section 884(a) of the Code that is imposed by any jurisdiction described in clause (a), (c) in the case of a Foreign Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to any Law in effect (including any Law that has been enacted but has a future effective date, such as Sections 1471 through 1474 of the Code and applicable Treasury regulations thereunder or official governmental interpretation thereof) at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.09(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.09(a).

“Extended Maturity Date” means September 20, 2012.

“Facility Fee” has the meaning assigned to such term in Section 2.05.

“Facility Reimbursement Obligation” has the meaning assigned to such term in Section 2.01(d)(i).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person means the President, Chief Financial Officer, Chief Executive Officer, Vice President - Finance, Executive Vice President, Chief Accounting Officer or Treasurer of such corporation.  Any document delivered hereunder that is signed by a Financial Officer shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Financial Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Foreign Lender” means any Lender or Issuing Bank that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” means any authorization, consent, order, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate, exemption of, or filing or registration with, any Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hostile Acquisition” means any Target Acquisition (as defined below) involving a tender offer or proxy contest that has not been recommended or approved by the board of directors (or similar governing body) of the Person that is the subject of such Target Acquisition prior to the first public announcement or disclosure relating to such Target Acquisition.  As used in this definition, the term “Target Acquisition” means any transaction, or any series of related transactions, by which the Borrower and/or any of its Subsidiaries is to directly or indirectly (i) acquire any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, (ii) acquire (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a Person which have ordinary voting power for the election of directors or (iii) otherwise acquire control of a more than 50% ownership interest in any such Person.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than customer deposits made in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capital Lease Obligations of such Person, (h) all obligations of such Person in respect of Swap Contracts (except to the extent such obligations are used as a bona fide hedge of other Indebtedness of such Person), (i) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances (except to the extent any such obligations are incurred in support of other obligations constituting Indebtedness of such Person and other than, to the extent  reimbursed if drawn, letters of credit in support of ordinary course performance obligations), and (j) all Guarantees of such Person in respect of any of the foregoing; provided that the term Indebtedness shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Aggregate Maximum LOC Issuance Amount” means $190,000,000.

“Initial Maturity Date” means September 20, 2011.

“Irrevocable Instruction” means the instruction to be delivered by the Beneficiary to the Issuing Bank in connection with each Issuance, substantially in the form of Exhibit D, subject to such future amendments or modifications as may be reasonably agreed by the Beneficiary and the Issuing Bank to accommodate changes in terminology or market practice related to the settlement of applicable credit default swap contracts.

“Issuance” means the issuance of a Letter of Credit in accordance with Section 2.01.

“Issuance Date” means, with respect to each Letter of Credit, the Business Day specified by the Applicant in the applicable Request for Issuance as the date of issuance of such Letter of Credit.

“Issuing Bank” means DBNY, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity.  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case whether or not having the force of law.

“Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call, or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement and the Letter of Credit Documents.

“LOC Credit Extension” means, with respect to any Letter of Credit, (i) the Issuance thereof, (ii) any renewal thereof, (iii) any amendment thereof or (iv) any increase in the face amount thereof.

“LOC Disbursement” means a drawing honored by the Issuing Bank pursuant to any Letter of Credit.

“LOC Exposure” shall mean, as of any date of determination, (a) the aggregate undrawn amount of all outstanding Letters of Credit on such date plus (b) the aggregate outstanding amount of all Facility Reimbursement Obligations that have not yet been reimbursed by the Borrower on such date.

“LOC Reimbursement Date” has the meaning assigned to such term in Section 2.01(d)(i).

“Material Adverse Effect” means a material adverse effect on the business, assets, operations, financial condition or results of operations of the Borrower and the Subsidiaries taken as a whole.

“Maturity Date” means either the Initial Maturity Date or the Extended Maturity Date, as applicable.

“Maximum Priority Amount” shall mean, at any time, the sum of (a) 10% of the value of the consolidated total assets of the Borrower and (b) 20% of the sum of the total consolidated current assets and net property, plant and equipment of the Borrower, in each case, as shown on, or computed from, the most recent quarterly or annual consolidated balance sheet of the Borrower delivered by the Borrower pursuant to Section 4.01(i), 5.02(a) or 5.02(b).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, with respect to the LOC Exposure on any date, the amount of the LOC Exposure at the close of business on such date after giving effect to any LOC Credit Extension occurring on such date and any other changes in the aggregate amount of the LOC Exposure as of such date, including such changes resulting from the payment by the Borrower of any Facility Reimbursement Obligations or, without duplication, any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” means any Person to whom a participation is sold as permitted by clause (d) of Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any pension plan (including a multiemployer plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for or to which contributions are made for employees of the Borrower or any ERISA Affiliate.

“Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent, at its principal office in New York, New York as its prime lending rate.  Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Administrative Agent.  The prime lending rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below its prime lending rate.

“Principal Subsidiary” means any Subsidiary of the Borrower whose Consolidated Tangible Assets comprise in excess of 10% of the Consolidated Tangible Assets of the Borrower and its consolidated Subsidiaries as of the date hereof or at any time hereafter.

“Quarterly Payment Date” means each March 20, June 20, September 20 and December 20 until the Maturity Date, commencing on September 20, 2010, or if such day is not a Business Day, the next succeeding Business Day.

“Reduced Aggregate Maximum LOC Issuance Amount” means $100,000,000.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, emitting, discharging, depositing, escaping, leaching, dumping or other releasing, including the movement of any Specified Substance through the air, soil, surface water, groundwater or property, and when used as a verb has a like meaning.

“Request for Issuance” has the meaning assigned to such term in Section 2.01(b)(i).

“Required Lenders” means, at any time, Lenders having LOC Exposures representing more than 50% of the aggregate LOC Exposures at such time or, at any time when there are no LOC Exposures outstanding, Lenders having Commitments representing more than 50% of the sum of the total Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Securitization Transaction” means (a) any transfer of accounts receivable or interests therein (i) to a trust, partnership, corporation or other entity (other than a Subsidiary), which transfer or pledge is funded by such entity in whole or in part by the issuance to one or more lenders or investors of indebtedness or other securities that are to receive payments principally from the cash flow derived from such accounts receivable or interests in accounts receivable, or (ii) directly to one or more investors or other purchasers (other than any Subsidiary), or (b) any transaction in which the Borrower or a Subsidiary incurs Indebtedness secured principally by Liens on accounts receivable.  The “amount” of any Securitization Transaction shall be deemed at any time to be (A) in the case of a transaction described in clause (a) of the preceding sentence, the aggregate uncollected amount of the accounts receivable transferred pursuant to such Securitization Transaction, net of any such accounts receivable that have been written off as uncollectible, and (B) in the case of a transaction described in clause (b) of the preceding sentence, the aggregate outstanding principal amount of the Indebtedness secured by Liens on accounts receivable incurred pursuant to such Securitization Transaction.

“Specified Subsidiaries” means those Subsidiaries of the Borrower specified on Schedule 2.

“Specified Substance” means (i) any chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste” or “toxic substances” or words of similar import under any applicable Environmental Laws; (ii) any (A) oil, natural gas, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal fluid, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or (B) other materials or pollutants that, in the case of both (A) and (B), (1) pose a hazard to the property of the Borrower or any of its Subsidiaries or any part thereof or to persons on or about such property or to any other property that may be affected by the Release of such materials or pollutants from such property or any part thereof or to persons on or about such other property or (2) cause such property or such other property to be in violation of any Environmental Law; (iii) asbestos, urea formaldehyde foam insulation, toluene, polychlorinated biphenyls and any electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (iv) any sound, vibration, heat, radiation or other form of energy and any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association, or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled, or held by the parent, or (b) which is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references in this Agreement to “Subsidiaries” shall be construed as references to Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents and the issuance of Letters of Credit hereunder.

SECTION 1.02 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

 SECTION 1.03 Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  The Borrower will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.

ARTICLE II

THE CREDIT

  SECTION 2.01 Letter of Credit Facility.

(a) The following terms shall apply to Letters of Credit:

    (i) Subject to satisfaction of the conditions set forth in Section 4.02 and the other terms and conditions set forth herein, (1) the Issuing Bank agrees (A) upon the written request (which may be delivered by telecopier or electronic transmission) of the Borrower, as sole Applicant, or the Borrower and a Specified Subsidiary, as co-Applicants in substantially the form of a Request for Issuance, or such other form as is reasonably approved by the Issuing Bank consistent with its general policies for facilities of this type, completed in accordance with the terms of Section 2.01(b)(i), to issue clean, irrevocable and unconditional standby letters of credit (each, a “Letter of Credit”, and, collectively, the “Letters of Credit”) hereunder on the relevant Issuance Dates for the account of the Borrower, in substantially the form attached as Exhibit B, or such other form as is approved by the Issuing Bank, and (B) to honor drawings under the Letters of Credit; and (2) the Lenders severally agree to participate in the Letters of Credit and any drawings thereunder in accordance with Section 2.01(c).   Notwithstanding the foregoing, the Issuing Bank shall not have any obligation to issue any Letter of Credit (x) if such issuance would conflict with or cause the Issuing Bank to exceed any limits imposed by law or any applicable requirements thereof and (y) without having received an executed Irrevocable Instruction and a Draft executed in blank by the Beneficiary.

    (ii) Notwithstanding anything to the contrary in this Agreement, the Issuing Bank shall not issue any Letter of Credit if, after giving effect thereto, the aggregate face amount of all previously issued Letters of Credit that are outstanding at the time of such issuance, plus, without duplication, the face amount of the Letter of Credit requested to be issued at such time, would exceed the Applicable Aggregate Maximum LOC Issuance Amount.

    (iii)  Each Letter of Credit shall (1) be denominated in Dollars, (2) have a face amount of at least $100,000 (unless otherwise agreed to by the Issuing Bank), (3) be issued on an Issuance Date, (4) subject at all times to compliance with clause (ii) above, expire no later than the fifth (5th) Business Day prior to the Initial Maturity Date, provided, however, that if the Maturity Date has been extended pursuant to Section 2.02(a) to the Extended Maturity Date, such Letter of Credit shall expire no later than the fifth (5th) Business Day prior to the Extended Maturity Date and (5) support only the collateral posting obligations or other obligations of the Borrower or its Affiliates in respect of their general corporate operations.

    (iv) Anything contained in this Agreement to the contrary notwithstanding, the Issuing Bank shall not be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority shall by its terms enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law (or official interpretation thereof) applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of, or otherwise makes it illegal or impossible for the Issuing Bank to issue such Letter of Credit or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it.

    (v) The Issuing Bank shall not be obligated to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under this Section 2.01(a) or (B) such amendment is not reasonably acceptable to the Issuing Bank.  The Issuing Bank shall not amend any Letter of Credit unless the Borrower and the Beneficiary accept the proposed amendment to such Letter of Credit.

        (b) Procedures for Issuance and Amendment of Letters of Credit.

    (i) The Borrower shall notify the Issuing Bank of any Letters of Credit to be issued or amended, as the case may be, by the delivery to the Issuing Bank (with a copy to the Administrative Agent) of a written request (which may be delivered by telecopier or electronic transmission), substantially in the form of Exhibit C, or such other form as may be approved by the Issuing Bank, for the issuance of a Letter of Credit in the form attached as Exhibit B, or such other form as may be reasonably acceptable to the Issuing Bank and the Borrower (each, a “Request for Issuance”), signed by an Authorized Officer of the Applicant(s). Such Request for Issuance must be delivered by the Borrower to the Issuing Bank and the Administrative Agent reasonably in advance of the requested Issuance Date and in no event later than 12:00 noon (New York time) on the second Business Day prior to the applicable Issuance Date (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion).  In the case of the initial Letter of Credit to be issued, the Borrower may submit the Request for Issuance up to two Business Days prior to the Effective Date as if this Agreement had been effective on the date the Borrower submitted such Request for Issuance.  In the case of a request for an initial issuance of a Letter of Credit, such Request for Issuance shall specify, in form and detail reasonably satisfactory to the Issuing Bank: (1) the proposed Issuance Date of the requested Letter of Credit; (2) the face amount thereof; (3) the expiration date of such Letter of Credit which shall not exceed the expiration date contemplated in Section 2.01(a)(iii)(4); (4) the documents, if any, to be presented by the Beneficiary in case of any drawing thereunder; (5) the full text of any certificate to be presented by the Beneficiary in case of any drawing thereunder; and (6) such other matters as the Issuing Bank may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Request for Issuance shall specify or include, in form and detail reasonably satisfactory to the Issuing Bank: (w) the Letter of Credit to be amended; (x) the nature of the proposed amendment; (y) the proposed Business Day on which such amendment would be effected, and (z) such other matters as the Issuing Bank may reasonably require.  Additionally, the Applicant shall furnish to the Issuing Bank such other documents and information pertaining to such requested Letter of Credit issuance or amendment as the Issuing Bank may reasonably require.

    (ii) Promptly after receipt of any Request for Issuance, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Request for Issuance from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof.  Unless the Issuing Bank has received written notice from any Lender or the Administrative Agent, no later than 3:00 p.m. (New York time) one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV have not then been satisfied, then, subject to the terms and conditions hereof and of the other Loan Documents, the Issuing Bank shall, on the requested date, issue the applicable Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices.

    (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the Beneficiary, the Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

       (c) Participations.  By the issuance of a Letter of Credit (and any amendment to a Letter of Credit increasing the face amount thereof), automatically and without any further action on the part of the Administrative Agent, the Issuing Bank or the applicable Lenders (i) the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LOC Disbursement made by the Issuing Bank in the event (x) the applicable Facility Reimbursement Obligation is not reimbursed by the Borrower on the date on which such LOC Disbursement is made or (y) any amount paid by the Borrower in reimbursement of a Facility Reimbursement Obligation is required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make the payments provided for herein is absolute and unconditional (without prejudice to its right to assign on the terms herein provided) and shall not be affected by any circumstance whatsoever, including any of the matters described in Section 2.01(e) or any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or a reduction or termination of any of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

       (d) Reimbursement of LOC Disbursements.

    (i) If the Issuing Bank shall make any LOC Disbursement in respect of a Letter of Credit, the Borrower unconditionally agrees to reimburse the full amount of such LOC Disbursement (each, a “Facility Reimbursement Obligation”) not later than three (3) Business Days following the date on which the notice of demand for payment related to such LOC Disbursement is received by the Borrower pursuant to Section 2.01(f) (each such third (3rd) Business Day following receipt of any such notice, an “LOC Reimbursement Date”), together with interest thereon as provided in Section 2.01(g).  Such reimbursement obligation shall be payable by the Borrower without further notice, protest or demand, all of which are hereby waived.  Each reimbursement of an LOC Disbursement shall be payable in Dollars.  If an LOC Disbursement is not reimbursed in full on or prior to 11:00 a.m. (New York time) on the LOC Reimbursement Date, the Administrative Agent shall promptly notify each Lender of (x) the applicable LOC Disbursement, (y) the unreimbursed amount of such LOC Disbursement (including any unpaid interest thereon) and (z) such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, and in no event later than 2:00 p.m. (New York time) on such LOC Reimbursement Date, each applicable Lender shall pay to the Administrative Agent its Applicable Percentage of said unreimbursed amount by wire transfer of immediately available funds to the Administrative Agent’s Account.  Promptly following receipt by the Administrative Agent of any payment by or on behalf of the Borrower pursuant to this Section, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent the Lenders have made payments pursuant to this clause to reimburse the Issuing Bank for such Facility Reimbursement Obligation, then to such Lenders and the Issuing Bank as their interests may appear; provided that no payment made by a Lender pursuant to this clause to reimburse the Issuing Bank for any LOC Disbursement shall relieve the Borrower of its obligations to reimburse such LOC Disbursement.

    (ii) Any Facility Reimbursement Obligation created pursuant to clause (i) above may be paid prior to the applicable LOC Reimbursement Date in whole or in part at any time on any Business Day without premium or penalty.

    (iii) Upon the Issuing Bank’s receipt of any payment or prepayment of any Facility Reimbursement Obligation, the amount of such Facility Reimbursement Obligation shall be reduced by the amount of such payment or prepayment.

       (e) Obligations Absolute.  The Borrower’s Facility Reimbursement Obligations shall be absolute, unconditional and irrevocable, shall not be subject to any setoff, deduction, counterclaim or withholding of any kind (except as expressly contemplated bySection 2.05) and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

    (i) any lack of validity or enforceability of any Letter of Credit, any other Loan Document, or any term or provision therein or herein or by the documents presented in connection with any LOC Disbursement;

    (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any other Loan Document (unless the Issuing Bank and each Lender has consented thereto);

    (iii) any dispute among the Borrower, the Beneficiary and/or any other party or the existence of any claim, setoff, defense or other right that the Borrower or any other Person may at any time have against the Beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with any Loan Document or any other related or unrelated agreement or transaction;

    (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

    (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

    (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or for any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower (whether as a result of any of the circumstances specified in clauses (i) through (vi) above or otherwise) to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank, (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination, and that:

    (i) the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

    (ii) that the Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

    (iii) this sentence shall establish the standard of care to be exercised by the Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms hereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

          (f) Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  In addition, the Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or email) (1) of such demand for payment and (2) whether the Issuing Bank has made or will make an LOC Disbursement in respect thereof; provided, that any failure to give, or delay in giving, such notice shall not relieve the Borrower of its Facility Reimbursement Obligations.  Any such notice delivered to the Administrative Agent and the Borrower after 4:00 p.m. (New York City time) will be deemed to be delivered on the next Business Day.

          (g) Interest.  Any portion of any Facility Reimbursement Obligation which is not paid by the Borrower on or prior to the related LOC Reimbursement Date, as of such LOC Reimbursement Date, shall constitute an immediately due and payable unsecured loan to the Borrower.  The Borrower agrees to pay interest on the amount of each such portion of any unpaid Facility Reimbursement Obligation from the date such LOC Disbursement is made to but excluding the LOC Reimbursement Date (or any such prior date that the Borrower pays such LOC Disbursement (or any such portion thereof)) at a rate per annum equal to the Prime Rate.  Notwithstanding the foregoing, if any portion of any Facility Reimbursement Obligation payable by the Borrower is not paid when due, the Borrower agrees to pay interest on such overdue amount for the period from the applicable LOC Reimbursement Date to but excluding the date on which such overdue Facility Reimbursement Obligation (or portion thereof) is paid in full at a rate per annum equal to the Prime Rate plus 2.00% per annum.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that Interest accrued on and after the date of payment by any Lender pursuant to Section 2.01(d) to reimburse the Issuing Bank for the applicable Facility Reimbursement Obligation shall be for the account of such Lender to the extent of such payment.  Interest that accrues in respect of any Facility Reimbursement Obligation from the date any LOC Disbursement is made to the LOC Reimbursement Date or, if earlier, the date on which the Facility Reimbursement Obligations with respect to such LOC Disbursement are paid shall be payable on the date such Facility Reimbursement Obligations are paid and interest that accrues in respect of such Facility Reimbursement Obligation (or portion thereof) that has not been paid on or prior to the LOC Reimbursement Date for the period beginning on the LOC Reimbursement Date until such Facility Reimbursement Obligation (or portion thereof) is paid in full shall be payable on demand from time to time by the Administrative Agent.  For the avoidance of doubt, notwithstanding the payment by the Borrower of Default Interest pursuant to this Section 2.01(g), Facility Fees shall continue to accrue.

          SECTION 2.02 Extension of Maturity Date.

          (a) The Issuing Bank may at its sole option extend the Maturity Date from September 20, 2011 (the “Initial Maturity Date”) to September 20, 2012 (the “Extended Maturity Date”).  The Issuing Bank will provide written notice to the Administrative Agent and the Borrower not less than 90 calendar days prior to the Initial Maturity Date of whether it will or will not extend the Initial Maturity Date.

          (b) In the event the Issuing Bank shall have elected to extend the Initial Maturity Date, the Aggregate Maximum LOC Issuance Amount and the Commitments shall, on the first Business Day following the Initial Maturity Date, automatically and without any further action on the part of the Borrower, the Issuing Bank, the Administrative Agent or any Lender, be reduced to $100,000,000 (the “Reduced Aggregate Maximum LOC Issuance Amount”).

          (c) In the event the Issuing Bank has elected to extend the Initial Maturity Date and the Borrower desires to have a Letter of Credit issued, the Borrower shall submit a Request of Issuance in accordance with the terms of Section 2.01(b)(i) and the Issuing Bank will issue the applicable Letter of Credit in accordance with the terms set forth in Section 2.01(b)(ii).

          (d) Unless previously terminated, the Commitments shall terminate at 5:00 p.m. (New York time) on the Initial Maturity Date, or, if the Initial Maturity Date is extended pursuant to Section 2.02(a), the Extended Maturity Date.

          SECTION 2.03 [Intentionally Omitted].

          SECTION 2.04 Increased Costs; Capital Adequacy.

          (a) If any Lender determines that, as a result of any Change in Law, there shall be any increase in the cost to such Lender of issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 2.04(a) any such increased costs or reduction in amount resulting from Taxes, including Other Taxes (as to which Section 2.09 shall govern)), in each case in an amount reasonably deemed by such Lender to be material, then the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.  The applicable Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the amounts necessary to compensate such Lender, and the Borrower shall pay such Lender such amount shown as due on any such certificate within ten (10) days after receipt thereof.

          (b) If any Lender determines that any Change in Law has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), in each case in an amount reasonably to be deemed by such Lender material.  The applicable Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the amounts necessary to compensate such Lender, and the Borrower shall pay such Lender the amount shown as due on any certificate within ten (10) days after receipt thereof.

          (c) The Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.05 Facility Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (“Facility Fee”) which shall accrue at the rate of 3.375% per annum on the Aggregate Maximum LOC Issuance Amount during the period from and including the Effective Date to but excluding the Maturity Date; provided that if such Lender shall continue to have any LOC Exposure after the Maturity Date, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s LOC Exposure from and including the Maturity Date to but excluding the date on which such Lender ceases to have any LOC Exposure.  Accrued Facility Fees shall be payable in arrears on each Quarterly Payment Date provided that any Facility Fees accruing after the Maturity Date shall be payable on demand.  All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and shall be distributed by the Administrative Agent to each Lender based on such Lender’s Applicable Percentage of the total Commitments.  Facility Fees shall not be refundable under any circumstances.

          SECTION 2.06 Payments Generally.

          (a) Unless otherwise specified herein, the Borrower shall make each payment required to be made by it hereunder in Dollars prior to 2:00 p.m. (New York City time) on the date when due and in immediately available funds, without set off or counterclaim; provided that the Borrower shall make each payment of any outstanding Facility Reimbursement Obligations prior to 11:00 a.m. (New York City time) on the date when due and in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent’s Account or at such other office in the United States of America as directed in writing to the Borrower by the Administrative Agent.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

        (b) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any amount of or interest on any of its participations in LOC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its participations in LOC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the participations of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of and accrued interest on their respective participations in the applicable LOC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its participations in LOC Disbursements to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the time by which any payment from the Borrower is due to the Administrative Agent for the account of the applicable Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.

(e) All interest payable hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

        SECTION 2.07 Evidence of Indebtedness.  The Administrative Agent shall maintain an account in which it shall record (a) the amount of each Letter of Credit issued and each LOC Disbursement made thereunder, (b) the amount of any Facility Reimbursement Obligations and Default Interest payable from the Borrower to each Lender, as applicable, hereunder in respect thereof and (c) the amount of any sum received by the Administrative Agent hereunder for the account of the applicable

Lenders and each applicable Lender’s share thereof.  The entries made in the account maintained pursuant to this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such account or any error therein shall not in any manner affect the obligation of the Borrower to pay such amounts in accordance with the terms of this Agreement.

        SECTION 2.08 Change of Lending Office.  Each Lender agrees that if it requests compensation under Section 2.04 or requires the Borrower to pay any additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 2.09, then such Lender shall use reasonable efforts to designate another lending office for any participations in the Letter of Credit affected by such event if in the judgment of such Lender, such designation (i) would eliminate or reduce amounts payable pursuant to Section 2.04 or Section 2.09, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

        SECTION 2.09 Taxes.

        (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower or other applicable withholding agent shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased by the Borrower as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or other applicable withholding agent shall make such deductions and (iii) the Borrower or other applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

        (b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes payable by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document and any Other taxes payable by the Administrative Agent, such Lender or the Issuing Bank (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

        (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        (e) (i)  Each Lender or Issuing Bank that is entitled to an exemption from or reduction of withholding Tax (including backup withholding Tax) under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to any payment under any Loan Document shall deliver to the Borrower and the Administrative Agent at any time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as may be prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding Tax or at a reduced rate.

     (ii) Without limiting the generality of the foregoing, any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally eligible to do so), whichever of the following is applicable:

   (I) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

        (II) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

   (III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit F-1, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

    (IV) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership, or a participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit F-2, Exhibit F-3 or Exhibit F-4, as applicable, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender shall provide a certificate, in substantially the form of Exhibit F-3, on behalf of such beneficial owner(s) (in lieu of requiring each beneficial owner to provide such certificate); and

    (V) any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the applicable Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

    (iii) Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Foreign Lender is entitled to an exemption from or reduction in any applicable withholding tax or (2) notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

    (iv) Any Lender or Issuing Bank that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Person becomes a party under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 certifying that it is not subject to U.S. federal backup withholding.

    (v) If a Lender claims it has complied with Sections 1471 through 1474 of the Code, such Lender, if reasonably requested by the Administrative Agent or the Borrower, shall deliver to the Administrative Agent and the Borrower (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (B) other documentation reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent and the Borrower to comply with its obligations under Sections 1471 through 1474 of the Code and to determine that such Lender has complied with such applicable reporting requirements.

        (f)  If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential in its reasonable discretion) to the Borrower or any other Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.01 Organization; Powers; Governmental Approvals.

      (a) The Borrower and each Principal Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect.  The Borrower’s execution, delivery and performance of the Loan Documents are within its corporate powers, have been duly authorized by all necessary action and do not violate or create a default under (A) law, (B) its constituent documents, or (C) any contractual provision binding upon it, except to the extent (in the case of violations or defaults described under clauses (A) or (C)) such violation or default would not reasonably be expected to result in a Material Adverse Effect and would not have an adverse effect on the validity, binding effect or enforceability of this Agreement or any other Loan Documents and would not materially adversely affect any of the rights of the Administrative Agent or any Lender under or in connection with this Agreement or any other Loan Documents.  Each of the Loan Documents constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally and general principles of equity, including an implied covenant of good faith and fair dealing).

      (b) Except for (i) any Governmental Approvals required in connection with any Letter of Credit (such approvals being “LC Approvals”) and (ii) any Governmental Approvals the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect or affect the validity or enforceability of this Agreement or any other Loan Document, all Governmental Approvals required in connection with the execution and delivery by the Borrower of this Agreement and the other Loan Documents and the performance by the Borrower of its obligations hereunder and thereunder have been, and, prior to the time of any issuance or amendment of any Letter of Credit, all LC Approvals will be, duly obtained, are (or, in the case of LC Approvals, will be) in full force and effect without having been amended or modified in any manner that may impair the ability of the Borrower to perform its obligations under this Agreement, and are not (or, in the case of LC Approvals, will not be) the subject of any pending appeal, stay or other challenge.

SECTION 3.02 Financial Statements.  The Borrower has furnished to the Lenders, for itself and its Subsidiaries, its most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q.  Such Forms 10-K and 10-Q do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading.  Each of the financial statements in such Forms 10-K and 10-Q has been prepared in accordance with GAAP applied consistently with prior periods, except as therein noted, and fairly presents or will fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the results of the operations of the Borrower and its Subsidiaries for the period then ended.

SECTION 3.03 No Material Adverse Change.  Since the date of the Borrower’s most recent financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, furnished to the Lenders pursuant to Section 4.01(k), there has been no material adverse change in, and there has occurred no event or condition which is likely to result in a material adverse change in, the financial condition, results of operations, business, assets or operations of the Borrower and the Subsidiaries taken as a whole (it being understood that the consummation of an Asset Exchange shall not constitute such a material adverse change).

SECTION 3.04 Titles to Properties; Possession under Leases.

      (a) To the best of the Borrower’s knowledge, each of the Borrower and the Principal Subsidiaries has good and marketable title to, or valid leasehold interests in, or other rights to use or occupy, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.  All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.01.

      (b) Each of the Borrower and the Principal Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect, except where such failure to comply or maintain such leases in full force and effect would not have a Material Adverse Effect.  Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases except where such failure would not have a Material Adverse Effect.

SECTION 3.05 Ownership of Subsidiaries.  The Borrower owns, free and clear of any Lien (other than Liens expressly permitted by Section 6.01), all of the issued and outstanding shares of common stock of each of the Principal Subsidiaries.

SECTION 3.06 Litigation; Compliance with Laws.

      (a) There is no action, suit, or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental or administrative body, agency, or official which (i) challenges the validity of this Agreement or any other Loan Document, (ii) may reasonably be expected to have a material adverse effect on the ability of the Borrower to perform any of its obligations under this Agreement or any other Loan Document or on the rights of or benefits available to the Lenders under this Agreement or any other Loan Document or (iii) except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, may reasonably be expected to have a Material Adverse Effect.

      (b) Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule, or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be anticipated to result in a Material Adverse Effect.

      (c) Except as set forth in or contemplated by the financial statements or other reports referred to in Section 3.02 and which have been delivered to the Lenders on or prior to the date hereof, (i) the Borrower and each of its Subsidiaries have complied with all Environmental Laws, except to the extent that failure to so comply is not reasonably likely to have a Material Adverse Effect, (ii) neither the Borrower nor any of its Subsidiaries has failed to obtain, maintain or comply with any permit, license or other approval under any Environmental Law, except where such failure is not reasonably likely to have a Material Adverse Effect, (iii) neither the Borrower nor any of its Subsidiaries has received notice of any failure to comply with any Environmental Law or become subject to any liability under any Environmental Law, except where such failure or liability is not reasonably likely to have a Material Adverse Effect, (iv) no facilities of the Borrower or any of its Subsidiaries are used to manage any Specified Substance in violation of any law, except to the extent that such violations, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, and (v) the Borrower is aware of no events, conditions or circumstances involving any Release of a Specified Substance that is reasonably likely to have a Material Adverse Effect.

SECTION 3.07 Agreements.

      (a) Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted, or could reasonably be anticipated to result, in a Material Adverse Effect.

      (b)  Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be anticipated to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Act.  Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Tax Returns.  Each of the Borrower and each of the Subsidiaries has filed or caused to be filed all Federal, state and local and non-U.S. tax returns required to have been filed by it and has paid or caused to be paid all taxes (whether or not shown in such tax returns) and satisfied all of its withholding tax obligations, except (i) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside on its books adequate reserves in accordance with GAAP and (ii) where such failure to file or pay would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 No Material Misstatements.  No statement, information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the syndication or negotiation of this Agreement or any other Loan Document or included herein or therein or delivered pursuant hereto or thereto contained, contains, or will contain any material misstatement of fact or intentionally omitted, omits, or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are, or will be made, not misleading.

SECTION 3.11 Employee Benefit Plans.

      (a) Each Plan is in compliance with ERISA, except for such noncompliance that has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

      (b) No Plan has an accumulated or waived funding deficiency within the meaning of Section 412 or Section 418B of the Code and no failure to satisfy the minimum funding standard under Section 412 of the Code has occurred, whether or not waived, with respect to any Plan, except for any such deficiency or failure that has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

      (c) No proceedings have been instituted to terminate any Plan, except for such proceedings where the termination of a Plan has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

      (d) Neither the Borrower nor any Subsidiary or ERISA Affiliate has incurred any liability to or on account of a Plan under ERISA (other than obligations to make contributions in accordance with such Plan), and no condition exists which presents a material risk to the Borrower or any Subsidiary of incurring such a liability, except for such liabilities that have not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

      SECTION 3.12 Insurance.  Each of the Borrower and the Principal Subsidiaries maintains insurance with financially sound and reputable insurers, or self-insurance, with respect to its properties and business against loss or damage of the kind customarily insured against by reputable companies in the same or similar business and of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date.  The obligations of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

      (a) Executed Counterparts.  The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

      (b) Opinion of Corporate Counsel to the Borrower.  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of David G. Schwartz, Esq., Corporate Counsel to the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

      (c) Opinion of Special New York Counsel to the Borrower.  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Cravath, Swaine & Moore LLP, special New York Counsel to the Borrower, substantially in the form of Exhibit C, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

      (d) Legal Matters.  All legal matters incident to this Agreement and the borrowings hereunder shall be reasonably satisfactory to the Administrative Agent and the Lenders.

      (e) Corporate Documents.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the authorization of the Transactions.

      (f)  Officer’s Certificate.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, confirming that as of the Effective Date (i) the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents are true and correct in all material respects and (ii) no Default shall have occurred and be continuing.

      (g) Fees.  The Administrative Agent and the Lenders shall have received payment of all fees as the Borrower shall have agreed to pay to the Administrative Agent or any Lender in connection herewith, including the reasonable and documented fees and expenses of Sidley Austin LLP, in an aggregate amount not to exceed $50,000.00, counsel to DBNY, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

      (h) Necessary Consents and Approvals.  The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to it, that all material consents, licenses, permits and governmental and third-party consents and approvals required for the due execution, delivery and performance by the Borrower of this Agreement have been obtained and remain in full force and effect.

      (i) PATRIOT Act.  The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act that has been requested at least five Business Days prior to the Effective Date.

Notwithstanding the foregoing, the obligations of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on September 24, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02 Each Issuance Date.  The obligation of the Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

      (a) the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date);

      (b) at the time of and immediately after giving effect to the issuance or amendment of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; and

      (c) at the time of the issuance or amendment of such Letter of Credit, there has been no public announcement by the International Swaps and Derivatives Association, Inc. that the relevant Credit Derivatives Determinations Committee has resolved that a Credit Event that constitutes a Bankruptcy of Frontier Communications Corporation or a Failure to Pay with respect to a Borrowed Money obligation of Frontier Communications Corporation has occurred (as each of such terms is defined in the Credit Derivatives Definitions) (each such event a “Credit Event”).

Each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Administrative Agent, the Issuing Bank and each Lender that, so long as this Agreement shall remain in effect or any expenses or amounts payable hereunder, shall be unpaid, or any Letter of Credit shall remain outstanding, the Borrower will:

SECTION 5.01 Existence; Businesses and Properties.

      (a) Preserve and maintain, cause each of the Principal Subsidiaries to preserve and maintain, and cause each other Subsidiary to preserve and maintain (where the failure by any such other Subsidiary to so preserve and maintain would likely result in a Material Adverse Effect), its corporate existence, rights and franchises, except in connection with an Asset Exchange, provided that the corporate existence of any Principal Subsidiary may be terminated if such termination is not disadvantageous to the Administrative Agent or any Lender;

      (b) continue to own all of the outstanding shares of common stock of each Principal Subsidiary, except in connection with an Asset Exchange;

      (c) comply, and cause each of the Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, including all Environmental Laws;

      (d) pay, and cause each of the Subsidiaries to pay, before any such amounts become delinquent, (i) all Taxes imposed upon it or upon its property, and (ii) all claims (including claims for labor, materials, supplies, or services) which might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being disputed in good faith, and the Borrower has maintained adequate reserves with respect thereto, in each case where the failure to so pay would be reasonably expected to cause a Material Adverse Effect;

      (e) keep, and cause each of the Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all financial and business transactions of the Borrower and such Subsidiary in all material respects;

      (f) continue to carry on, and cause each Principal Subsidiary to continue to carry on, substantially the same type of business as the Borrower or such Principal Subsidiary conducted as of the date hereof and business reasonably related thereto, except for changes in such business that result from an Asset Exchange; and

      (g) maintain or cause to be maintained insurance with financially sound and reputable insurers, or self-insurance, with respect to its properties and business and the properties and business of the Subsidiaries against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances;

provided that the foregoing shall not limit the right of the Borrower or any of its Subsidiaries to engage in any transaction not otherwise prohibited by Section 6.02, 6.03 or 6.04.

SECTION 5.02 [Intentionally Omitted].

SECTION 5.03 Litigation and Other Notices.  Furnish to the Administrative Agent and each Lender prompt written notice of the following upon any Financial Officer of the Borrower becoming aware thereof:

   (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

   (b) the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any of the Subsidiaries which is reasonably likely to be adversely determined and which, if adversely determined, could reasonably be anticipated to result in a Material Adverse Effect; and

   (c) any development with respect to the Borrower or any Subsidiary that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect.

SECTION 5.04 Maintaining Records.  Maintain all financial records in accordance with GAAP and, upon reasonable notice, permit the Administrative Agent and each Lender to visit and inspect the financial records of the Borrower at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower with the appropriate officers thereof and, with the Borrower’s consent (which shall not be unreasonably withheld), the independent accountants therefor; provided that if the Borrower shall so require, a single representative shall be appointed by Lenders holding at least 50% of the aggregate LOC Exposure to exercise the rights granted to the Lenders under this Section 5.04; provided further that when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing, upon reasonable notice, at any time during normal business hours (without appointment of a single representative by the Lenders).

       SECTION 5.05.  Purpose of Letters of Credit.  Request the issuance or amendment of Letters of Credit only for collateral posting obligations or other similar obligations of the Borrower or its Affiliates in respect of their general corporate operation.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender, the Issuing Bank and the Administrative Agent that, so long as this Agreement shall remain in effect if any Facility Reimbursement Obligation, or any other expenses or amounts payable hereunder, shall be unpaid or any Letter of Credit shall remain outstanding, it will not:

SECTION 6.01 Liens; Restrictions on Sales of Receivables.  Create, incur, assume, or suffer to exist, or permit any of the Subsidiaries to create, incur, assume, or suffer to exist, any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness of the Borrower or any such Subsidiary, or sell or assign any accounts receivable (other than in the ordinary course of business substantially in accordance with the Borrower’s past practice), other than:  (a) Liens incurred or deposits made in the ordinary course of business to secure surety and appeal bonds, leases, return-of-money bonds and other similar obligations (exclusive of obligations of the payment of borrowed money); (b) pledges or deposits to secure the utility obligations of the Borrower incurred in the ordinary course of business; (c) Liens upon or in property now owned or hereafter acquired to secure Indebtedness incurred (i) solely for the purpose of financing the acquisition, construction or improvement of such property, provided that such Indebtedness shall not exceed the fair market value of the property being acquired, constructed or improved or (ii) to refinance, refund, renew or extend any Indebtedness described in subclause (i) that does not increase the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expense in connection with such refinancing, refunding, renewal or extension so long as the Liens securing such Indebtedness shall be limited to all or part of the same property that secured the Indebtedness refinanced, refunded, renewed or extended; (d) Liens on the assets of any Person merged or consolidated with or into (in accordance with Section 6.04) the Borrower or any Principal Subsidiary that were in effect at the time of such merger or consolidation; (e) Liens for taxes, assessments and governmental charges or levies, which are not yet due or are which are being contested in good faith by appropriate proceedings; (f) Liens securing Indebtedness of the Borrower or any Subsidiary to the Rural Electrification Administration or the Rural Utilities Service (or any successor to any such agency) in an aggregate principal amount outstanding at any time not to exceed $25,000,000; (g) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s or other like Liens arising in the ordinary course of business relating to obligations not overdue for a period of more than 60 days or which are bonded or being contested in good faith by appropriate proceedings; (h) pledges or deposits in connection with workers’ compensation laws or similar legislation or to secure public or statutory obligations; (i) Liens or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (j) easements, rights of way, restrictions and other encumbrances incurred which, in the aggregate, do not materially interfere with the ordinary conduct of business; (k) restrictions by Governmental Authorities on the operations, business or assets of the Borrower or its Subsidiaries that are customary in the Borrower’s and its Subsidiaries’ businesses; (l) sales of accounts receivable pursuant to, and Liens existing or deemed to exist in connection with, any Securitization Transactions, provided that the aggregate amount of all such Securitization Transactions shall not at any time exceed $150,000,000; and (m) other Liens securing Indebtedness in an aggregate principal amount, not to exceed $200,000,000 at any one time outstanding; provided that the Borrower or any Subsidiary may create, incur, assume or suffer to exist other Liens (in addition to Liens excepted by the foregoing clauses (a) through (m)) on its assets so long as such Liens equally and ratably secure the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6.02 Ownership of the Principal Subsidiaries.  Sell, assign, pledge, or otherwise transfer or dispose of any shares of common stock, voting stock, or stock convertible into voting or common stock of any Principal Subsidiary, except (a) to another Subsidiary or (b) in connection with an Asset Exchange; provided that the Borrower may pledge any shares of common stock, voting stock, or stock convertible into voting or common stock of any Principal Subsidiary so long as such pledge equally and ratably secures the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6.03 Asset Sales.  Except in connection with an Asset Exchange, sell or permit any Principal Subsidiary to sell, assign, or otherwise dispose of telecommunications assets (whether in one transaction or a series of transactions), if the net, after-tax proceeds thereof are used by the Borrower or any Subsidiary to prepay (other than a mandatory prepayment in accordance with the terms of the applicable governing documents, including pursuant to any put provision) Indebtedness incurred after the date hereof which Indebtedness has a maturity later than the Commitment Termination Date (other than bridge or other financings incurred in connection with an asset purchase or sale, including acquisition indebtedness or indebtedness of an acquired entity or indebtedness incurred to refinance indebtedness outstanding as of the date hereof).

SECTION 6.04 Mergers.  Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), except in connection with an Asset Exchange, to any Person, or permit any Principal Subsidiary to do so, except that any Subsidiary may merge into or, subject to Section 6.03, transfer assets to the Borrower or any other Subsidiary and the Borrower may merge with any Person; provided that, immediately thereafter and after giving effect thereto, no event shall occur or be continuing which constitutes an Event of Default or a Default and, in the case of any such merger to which the Borrower is a party, either the Borrower is the surviving corporation or the surviving entity (if not the Borrower) has a consolidated net worth (as determined in accordance with GAAP) immediately subsequent to such merger at least equal to the Consolidated Net Worth of the Borrower immediately prior to such merger and expressly assumes the obligations of the Borrower hereunder; provided that, notwithstanding the foregoing, the Borrower and any of the Principal Subsidiaries may sell assets in the ordinary course of its business and may sell or otherwise dispose of worn out or obsolete equipment on a basis consistent with good business practices.

SECTION 6.05 Restrictions on Dividends.

      (a) Enter into or permit any Principal Subsidiary to enter into, any contract or agreement (other than with a governmental regulatory authority having jurisdiction over the Borrower or such Principal Subsidiary) restricting the ability of such Principal Subsidiary to pay dividends or make distributions to the Borrower in any manner that would impair the ability of the Borrower to meet its present and future obligations hereunder.

      (b) In the case of the Borrower only, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, in each case if any Event of Default has occurred and is continuing at the time of such action or will result therefrom (but excluding the payment of dividends declared and announced by the Board of Directors at a time when no Event of Default existed).

SECTION 6.06 Transactions with Affiliates.  Except in connection with an Asset Exchange, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (or permit any of its Subsidiaries to do any of the foregoing), except that as long as no Default or Event of Default shall have occurred and be continuing, the Borrower or any Subsidiary may engage in any of the foregoing transactions (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) as otherwise may be required by any Federal or state Governmental Authority, (iii) so long as such transactions are not materially disadvantageous to the Borrower or (iv) so long as such transactions are solely among the Borrower and one or more of its Subsidiaries.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default.  If any of the following events (“Events of Default”) shall occur:

    (a) the Borrower shall fail to pay any reimbursement obligation in respect of any LOC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

    (b) the Borrower shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

    (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made in any material respect;

    (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(f) or Section 5.05 or in Article VI;

    (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) the Borrower obtaining knowledge thereof and (ii) the date that notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender;

    (f) the Borrower or any Principal Subsidiary shall fail to make any payment of any amount in respect of Indebtedness in an aggregate principal amount of $50,000,000 or more, when and as the same shall become due and payable after giving effect to any applicable grace periods;

    (g) any breach by the Borrower or any of its Principal Subsidiaries of any agreement or instrument relating to Indebtedness occurs that results in any Indebtedness of any one or more of the Borrower and its Principal Subsidiaries in an aggregate principal amount exceeding $50,000,000 becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case after giving effect to any applicable grace period; or, as a result of any such breach, any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment, pursuant to any put right (or similar right) of the holder thereof, or by the exercise by the Borrower or any Principal Subsidiary of its right to make a voluntary prepayment) in whole or in part prior to its stated maturity; or there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Principal Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Principal Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $50,000,000; provided that this clause (g) shall not apply to any Indebtedness that becomes due as a result of a voluntary redemption or repayment of such Indebtedness effected in accordance with the terms of the agreement governing such Indebtedness and which is not prohibited by this Agreement;

    (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Principal Subsidiaries or its debts, or of a substantial part of its assets, under any Federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Principal Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

    (i) the Borrower or any of its Principal Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Principal Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

    (j) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

    (k) a Plan shall fail to maintain the minimum funding standard required by Section 412(a) of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(c), or a Plan is or shall have been terminated or the subject of termination proceedings under ERISA, or the Borrower or an ERISA Affiliate has incurred a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, and there shall result from any such event or events a Material Adverse Effect; or

       (l) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  terminate the Commitments, and thereupon the Commitments shall terminate immediately; terminate the obligation of the Issuing Bank to issue Letters of Credit; declare the amount of any Obligations then outstanding to be due and payable in whole (or in part, in which case any amounts not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Obligations so declared to be due and payable (including all amounts of LOC Exposure, whether or not the Beneficiary of the then outstanding Letters of Credit shall have presented the documents required therein), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the amount of the Obligations then outstanding or accrued hereunder (including all amounts of LOC Exposure, whether or not the Beneficiary of the then outstanding Letters of Credit shall have presented the documents required therein) shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

AGENCY

SECTION 8.01 Administrative Agent.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints DBNY to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions except with respect to a successor Administrative Agent.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

 (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

   (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

    (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

       The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York and which shall be reasonably acceptable to the Borrower.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  Without limiting or expanding the provisions of Section 2.09, each Lender (including any Issuing Bank for purposes of this paragraph) shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph.  The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

      (a) Notices Generally.  Except as provided in paragraph (b) below, all notices, requests, demands and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, as follows:

   (i) if to the Borrower, to it at Frontier Communications Corporation, 3 High Ridge Park, Stamford, Connecticut 06905, Attention of Treasurer (Telecopier No. 203-614-4602; Telephone No. 203-614-5708; Electronic Mail:  david.whitehouse@ftr.com), with a copy to Frontier Communications Corporation, 3 High Ridge Park, Stamford, Connecticut 06905, Attention of Corporate Counsel (Telecopier No. 203-614-4651; Telephone No. 203-614-5600; Electronic Mail:  david.schwartz@ftr.com);

   (ii) if to the Administrative Agent, to Deutsche Bank AG, New York Branch, 60 Wall Street, New York, New York 10005, Deutsche Bank Trust Company of Americas, Attention:  Everardus Rozing (Telephone No. 212-250-1014, Electronic Mail:  everardus.rozing@bd.com);

    (iii) if to DBNY, as Issuing Bank, to Deutsche Bank Securities, 60 Wall Street, Mailstop NYC60-4310, New York, New York 10005-2836 USA, Attention:  Yvonne Tilden, (Telephone No.:  212-250-5931, Fax:  646-736-5710, Mobile:  646-644-8740, Electronic Mail:  yvonne.tilden@db.com; and

    (iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

        (b) Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication and the Administrative Agent or the Issuing Bank has so notified the Borrower.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

        (c) Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent).

SECTION 9.02 Waivers; Amendments.

        (a) No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

        (b) Amendments.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

                        (i) increase the Commitment of any Lender without the written consent of such Lender,

    (ii) reduce the amount of any LOC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby,

    (iii) postpone the scheduled date of payment of the amount of any LOC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, or

    (iv) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of a single counsel selected by the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (including the reasonable and documented fees, charges and disbursements of a single counsel and, if necessary, a single local counsel in each applicable jurisdiction for the Administrative Agent, the Issuing Bank and the Lenders, in each case, selected by the Administrative Agent) (A) in connection with any amendments, modifications or waivers of the provisions of this Agreement or of the other Loan Documents or (B) in connection with the enforcement or protection of its rights (x) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (y) in connection with the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

(b) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of a single counsel and, if necessary, a single local counsel in each applicable jurisdiction for the Administrative Agent, the Issuing Bank and the Lenders, in each case, selected by the Administrative Agent (plus one additional counsel in the event of a conflict)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions contemplated hereby or thereby, (ii) any Letter of Credit (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Bank in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are several obligations.

       (d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 9.04 Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Issuing Bank, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its LOC Exposure at the time owing to it) to any Person; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

    (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and LOC Exposure at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

    (ii) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the LOC Exposure or, if the applicable Commitment is not then in effect, the outstanding balance of the LOC Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default or Credit Event has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

    (iii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the LOC Exposure or the Commitment assigned.

    (iv) Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

    (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default or a Credit Event has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender;

    (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required except in the case of an assignment by a Lender to an Affiliate of such Lender; and

    (C) the consent of the Issuing Bank shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

    (v) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

    (vi) No Assignment to the Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

    (vii) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and amounts of the Facility Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Facility Reimbursement Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02(b) that affects such Participant.  To the extent permitted by law, each Participant shall be entitled to the benefits of Sections 2.04, 2.09 and 9.08 (subject to the requirements, including the requirements described in Section 2.09(e), and limitations thereof) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the amount and interest on each Participant’s interest in the Facility Reimbursement Obligations held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.04 and Section 2.09 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Facility Reimbursement Obligation or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of  Section 2.04, Section 2.09 and Section 9.03 shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Facility Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

        (b) Electronic Execution of Assignments.  The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have.  Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09 Governing Law; Jurisdiction; Etc.

(a) Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction.  The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.10 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National

Association of Insurance Commissioners) (and, in the case of any non-ordinary course disclosure under this clause (b), the disclosing party shall use its reasonable efforts to inform the Borrower thereof prior to any such disclosure and, in any event, shall promptly inform the Borrower thereof, in each case to the extent legally permitted to do so), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the disclosing party shall use its reasonable efforts to inform the Borrower thereof prior to any such disclosure and, in any event, shall promptly inform the Borrower thereof, in each case to the extent legally permitted to do so), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

Notwithstanding anything to the contrary in the Loan Documents, if at any time the Issuing Bank or a Lender has a reasonable belief that a Credit Event has occurred, the Borrower authorizes the Administrative Agent, the Issuing Bank and each Lender to disclose or make public and the Borrower agrees to disclose or make public (upon request of the Administrative Agent, the Issuing Bank or a Lender), the existence and terms of this Agreement and/or any of the Loan Documents, if and to the extent necessary (a) for the Credit Derivatives Determinations Committee (as such term is defined in the Credit Derivatives Definitions) to determine whether a Credit Event has occurred, and (b) if a Credit Event is determined to have occurred in respect of the Borrower, for any Lender to settle any credit default swap entered into in connection with the transactions contemplated by the Loan Documents.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FRONTIER COMMUNICATIONS CORPORATION

By:	/s/Donald R. Shassian

Name: Donald R. Shassian

Title: EVP, Chief Financial Officer

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Administrative Agent, Issuing Bank and as a Lender

By:	/s/ Todd Hirsch

Name: Todd Hirsch

Title: Managing Director

By:	/s/ Helen Duann

Name: Helen Duann

Title: Director

SCHEDULE 1

Commitments

Name of Lender	Commitment ($)

Deutsche Bank AG, New York Branch	$190,000,000.00

Total	$190,000,000.00

  Schedule 1 to Credit Agreement

SCHEDULE 2

Specified Subsidiaries

None.

  Schedule 2 to Credit Agreement

EXHIBIT A

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “LC Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the LC Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the LC Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the LC Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to

1
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single
Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

2
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

3	Select as appropriate.

4	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Assignment and Assumption

[the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	______________________________
______________________________

2.	Assignee[s]:	______________________________
______________________________

[for each Assignee, indicate Affiliate of [identify Lender]

3.	Borrower:	______________________________
4.	Administrative Agent: Deutsche Bank AG, New York Branch, as the administrative agent under the LC Agreement

5.	Credit Agreement:
The Credit Agreement dated as of September 8, 2010 between Frontier Communications Corporation, the Lenders party thereto and Deutsche Bank AG, New York Branch, as Issuing Bank and as Administrative Agent for the Lenders

6.	Assigned Interest[s]:

Assignor[s]5	Assignee[s]6	Aggregate Amount of Commitment for all Lenders7	Amount of Commitment Assigned8	Percentage Assigned of Commitment8	Aggregate Amount of Facility Reimbursement Obligations for all Lenders9	Percentage of Facility Reimbursement Obligations10	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date:	______________]11

5   List each Assignor, as appropriate.
6   List each Assignor, as appropriate.
7   Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8   Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
9   Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
10   Set forth, to at least 9 decimals, as a percentage of the commitment/facility reimbursement Obligations of all Lenders thereunder.
11   To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

  Assignment and Assumption

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]12

[NAME OF ASSIGNOR]

By:	_________________________

Title:

[NAME OF ASSIGNOR]

By:	_________________________

Title:

ASSIGNEE[S]13
[NAME OF ASSIGNEE]

By:	_________________________

Name:

Title:

By:	_________________________

Title:

[NAME OF ASSIGNEE]

By:	_________________________

Title:

12	Add additional signature blocks as needed.

13	Add additional signature blocks as needed.

  Assignment and Assumption

[Consented to and]14 Accepted:

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Administrative Agent

By:    _________________________

Title:

[Consented to:]15

[NAME OF RELEVANT PARTY]

By:    _________________________

Title:

14	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

15	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

  Assignment and Assumption

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the LC Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the LC Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04(b)(vi) and (vii) of the LC Agreement (subject to such consents, if any, as may be required under Section 9.04(b)(iv) of the LC Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the LC Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the LC Agreement and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the LC Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Annex 1 to Assignment and assumption

       2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

       3. General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

  Annex 1 to Assignment and assumption

EXHIBIT B
FORM OF LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT

For internal identification purposes only.
[Beneficiary Information],	Effective Date: [DATE OF ISSUANCE]
[ADDRESS]
Letter of Credit No.: DBS-_____

At the request of Frontier Communications Corporation on behalf, and for the benefit of [Beneficiary], for the account of Frontier Communications Corporation, we, Deutsche Bank AG, New York Branch, hereby issue this irrevocable Letter of Credit No. DBS-_____ in your favor as beneficiary available for an aggregate amount up to the maximum amount of US$[190,000,000] [100,000,000] (___________ United States Dollars), effective as of the date first set forth above and expiring at our office located at 60 Wall Street, New York, New York 10005, Attention Global Loan Operations, Standby Letter of Credit Unit, MS NYC60-0629 or such other office in the United States as we shall notify you in writing, on the Expiration Date (as defined below).

Funds under this Letter of Credit are available to you on or prior to the Expiration Date as then in effect against your sight draft(s) drawn on us, signed by your duly authorized officer, bearing the clause “Drawn under Letter of Credit No. DBS-_____.”  Partial and multiple drawings are permitted.  All drafts must be presented to us at our address at 60 Wall Street, New York, New York 10005, Attention Global Loan Operations, Standby Letter of Credit Unit or such other office in the United States as we shall notify you in writing, in one lot along with this original Letter of Credit and amendments hereto, if any.

This Letter of Credit sets forth in full the terms of our undertaking to you and, except as expressly set forth herein, is not subject to any condition or qualifications.  Such undertaking to you shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates and any such reference shall not be deemed to incorporate herein by reference any document or instrument.  Our obligations under this Letter of Credit are in no way contingent upon reimbursement of this Letter of Credit.

“Expiration Date” means [__________]16.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (“UCP 600”).  If this Letter of Credit expires during an interruption of business as described in Article 36 of UCP 600, we hereby specifically agree to effect payment if this Letter of Credit is drawn upon within three (3) business days after our resumption of business.

Except in the case of sight drafts presented under this Letter of Credit, all notices provided for in this Letter of Credit shall be in writing and delivered by overnight courier service or certified mail, return receipt requested.  All notices given hereunder shall be deemed to have been given on the date of receipt.

Yours faithfully,

16
Insert date that is the fifth Business Day prior to the Initial Maturity Date, or if the Maturity Date has been extended to the Extended Maturity Date, the fifth Business Day prior to the Extended Maturity Date.

 Exhibit B-1

Deutsche Bank AG, New York Branch

_______________________	_______________________
Authorized Signature	Authorized Signature

Exhibit B-2

EXHIBIT C

FORM OF REQUEST FOR ISSUANCE

To:

Deutsche Bank AG, New York Branch
Loan Operations, Letter of Credit
60 Wall Street, 9th Floor
New York, NY 10005
Attention:  Everadus (Joe) Rozing
Telephone:    (212) 250-1014
Facsimile:      (212) 797-0403
Electronic Mail: everardus.rozing@db.com

Ladies and Gentlemen:

This notice shall constitute a “Request for Issuance” of a Letter of Credit pursuant to Section 2.01(b)(i) of the Credit Agreement dated as of September 8, 2010 (as amended, modified or supplemented from time to time, the “LC Agreement”) among Frontier Communications Corporation, as Borrower (“Frontier”), various Lenders, and Deutsche Bank AG, New York Branch, as Issuing Bank and as Administrative Agent.  Capitalized terms defined in the LC Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

The undersigned, for the account of Frontier, hereby request[s] that the Issuing Bank issue a Letter of Credit for the account of the Borrower on [   1   ] in the aggregate amount of [   2   ].

The Beneficiary of the requested Letter of Credit is [●] and the related delivery instructions will be [   3   ].  The Letter of Credit will have an expiration date of [  4  ], a stated expiration date of [  5  ] and a stated effective date of [  6  ].

FRONTIER COMMUNICATIONS CORPORATION

___________________________________
By:
Name:
Title:

cc:  Deutsche Bank AG, New York Branch, as Administrative Agent

  Exhibit C-1

1.  Insert proposed date of issuance, which must be an Issuance Date and must be no earlier than the second (2nd)
  Business Day following receipt by the Issuing Bank of the Request for Issuance.
2.  Insert initial face amount in USD of the Letter of Credit.
3.  Insert address and delivery instructions of Beneficiary.
4.  Insert expiration date the stated expiration date, which in every case must comply with the time periods contemplated in Section 2.01(a)(iii)(4).
5.  Insert expiration date (as specified in 4) or, if different, the stated expiration date (subject to the same limitations described in 4).
6. Insert issuance date.

Exhibit C-2

EXHIBIT D

FORM OF IRREVOCABLE INSTRUCTION

Certificate of Instruction for Drawing Under
Irrevocable Standby Letter of Credit No. DBS-[      ]

Dated:  September [   ], 2010

Deutsche Bank AG, New York Branch
60 Wall Street, 9th Floor, Room 0938
New York, NY 1005
Attention: Everardus (Joe) Rozing

Ladies and Gentlemen:

With reference to Irrevocable Standby Letter of Credit No. DBS-[     ] (the “Standby Letter of Credit”) issued by Deutsche Bank AG, New York Branch (the “Bank”) in favor of  ________________ and its Successors and Assigns (“Beneficiary”) the undersigned, a duly authorized officer of the Beneficiary, has delivered to you an executed sight draft in blank and hereby provides its irrevocable instruction to the Bank, upon delivery by the Bank to the Beneficiary of a written notice that a “credit event” (as defined by applicable International Swaps and Derivatives Association definitions) has occurred with respect to Frontier Communications Corporation (a “Notice of Credit Event”), to (i) complete by filling in the Draw Amount (as defined below), date and deliver to the Bank on behalf of the Beneficiary such sight draft and (ii) fund the Draw Amount to the account of the Beneficiary as specified in Annex I attached hereto on or before the tenth day following the date of delivery of such Notice of Credit Event; provided that, for the avoidance of doubt, such instruction shall not apply if the Expiration Date of the Standby Letter of Credit (as defined therein) shall have occurred prior to the date of delivery of such Notice of Credit Event.  As used herein, the “Draw Amount” is the maximum amount drawable under the Standby Letter of Credit as of the date of delivery of the Notice of Credit Event, which, for the avoidance of doubt, shall not include any amount of the Standby Letter of Credit as to which the Beneficiary has provided to the Bank a properly executed sight draft prior to such date.

Nothing in this Certificate of Instruction shall affect in any way the Beneficiary’s right to draw any amount under the Standby Letter of Credit not previously drawn by the Beneficiary’s sight draft or funded pursuant to this Certificate of Instruction and that in any conflict between this Certificate of Instruction and the Standby Letter of Credit, the Standby Letter of Credit shall prevail.   For the avoidance of doubt, the Bank hereby represents and warrants that it and its affiliates have absolutely no rights in law or equity, regardless of circumstances (including error and mistake of fact or law) to reclaim funds, in whole or in part, under any circumstances paid to the Beneficiary in connection with this Certificate of Instruction or any draw order arising out of this Certificate of Instruction or any funding thereof.

Exhibit D-1

[Beneficiary]

By:           __________________________

Name:      __________________________

Title:        __________________________

Exhibit D-2

Annex I
To Irrevocable Instruction

BENEFICIARY ACCOUNT INFORMATION
(For automatic funding of outstanding Letter of Credit amount following a Notice of Credit Event)

[DATE]

Beneficiary Name:	Letter of Credit No.

Beneficiary Address for notices:
Attention: Tel: Fax: Email:

Payment Account Instructions:
Bank:
ABA No.:
Account No.:
Account Name:
Reference:
Attention: Tel: Fax: Email:

Exhibit D-3

EXHIBIT E

FORM OF DRAFT

Date:  [              ]

Deutsche Bank AG, New York Branch

PAY TO THE ORDER OF ____________________, the undersigned, as beneficiary of Irrevocable Standby Letter of Credit No. ___________________ issued by Deutsche Bank AG, New York Branch at sight $____________________ by funding such amount to our account as specified in Annex I attached hereto.

_______________________________
By:____________________________
Name:__________________________
Title:___________________________

Annex I
To Draft

BENEFICIARY ACCOUNT INFORMATION
(For automatic funding of outstanding Letter of Credit amount following a Notice of Credit Event)

[DATE]

Beneficiary Name:	Letter of Credit No.

Beneficiary Address for notices:
Attention: Tel: Fax: Email:

Payment Account Instructions:
Bank:
ABA No.:
Account No.:
Account Name:
Reference:
Attention: Tel: Fax: Email:

EXHIBIT F

[Form of Opinion of Corporate Counsel to the Borrower]

September 8, 2010

To Deutsche Bank AG, New York Branch,
as Administrative Agent, and the Lenders party
to the Credit Agreement referred to below

Ladies and Gentlemen:

I am the Corporate Counsel of Frontier Communications Corporation, a Delaware corporation (the “Borrower”), and have acted as counsel in connection with the Credit Agreement dated as of September 8, 2010 (the “LC Agreement”), among the Borrower, the financial institutions referred to as “Lenders” in the LC Agreement (the “Lenders”) and Deutsche Bank AG, New York Branch, as issuing bank and as administrative agent for the Lenders (the “Administrative Agent”).  This opinion is being delivered to you pursuant to Section 4.01(b) of the LC Agreement.  Capitalized terms used but not defined herein have the meanings assigned to them in the LC Agreement.

In that connection, I have examined, caused the examination of, or am otherwise familiar with, originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including:

(i)           the LC Agreement;

(ii)          the Restated Certificate of Incorporation of the Borrower, as amended;

(iii)         the By-laws of the Borrower;

(iv)          resolutions adopted by the Board of Directors of the Borrower on May 12, 2010; and

(v)           resolutions adopted by the Pricing Committee of the Borrower on August 15, 2010.

I have also relied, with respect to certain factual matters, on the representations and warranties of the Borrower contained in the LC Agreement and have assumed compliance by the Borrower with the terms of the LC Agreement.

In rendering my opinion, I have assumed (a) the due authorization, execution and delivery of the LC Agreement by all parties thereto other than the Borrower and (b) that each party to the LC Agreement (other than the Borrower) has the full power, authority and legal right to enter into and perform its obligations under the LC Agreement.  Wherever the phrases “to my knowledge” or “known to me” are used in this opinion they refer to my actual knowledge and the actual knowledge of the attorneys employed by the Borrower who were involved in the representation of the Borrower in connection with the transactions contemplated by the LC Agreement.

 Based on the foregoing and subject to the qualifications hereinafter set forth, I am of the opinion as follows:

1.          The Borrower (a) is a corporation validly existing and in good standing under the laws of the State of Delaware, (b) has the requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure to qualify would not have a Material Adverse Effect.

2.          The execution and delivery by the Borrower of the LC Agreement and the performance of its obligations thereunder, will not (a) violate any provision of law, statute, rule or regulation that I have, in the exercise of customary professional diligence, recognized as applicable to the Borrower or its Subsidiaries or to transactions of the type contemplated by the LC Agreement (including the Federal Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder), (b) violate the Restated Certificate of Incorporation, as amended, or the By-Laws of the Borrower, (c) violate, to my knowledge, any order of any court or of any other agent of government binding upon the Borrower, (d) violate, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under (i) any agreement or other instrument binding on the Borrower or by which the Borrower or any of its properties or assets are or may be bound that was filed as an exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed by the Borrower with the Securities and Exchange Commission or (ii) any agreement or other instrument evidencing indebtedness for borrowed money of the Borrower (collectively, the “Material Agreements”) and (e) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or assets of the Borrower.  In connection with the foregoing, I point out that certain of the Material Agreements are or may be governed by laws other than the laws of the State of New York.  For purposes of the opinion expressed in this paragraph, my opinion is based solely upon my understanding, of the plain language of such Material Agreements, and I do not express any opinion as to the validity, binding nature or enforceability of any such Material Agreement, and I do not assume any responsibility with respect to the effect on my opinion of any interpretation thereof inconsistent with such understanding.  My opinion also does not extend to compliance by the Borrower with any financial ratio or limitation in any Material Agreement expressed as a dollar amount (or an amount expressed in another currency).

3.           No authorization, approval or other action by, and no notice to, consent of, order of or filing with, the Federal Communications Commission or any other United States federal or state governmental authority that I have, in the exercise of customary professional diligence, recognized as having authority over the Borrower and its Subsidiaries is required to be made or obtained by the Borrower or its Subsidiaries in connection with the execution delivery and performance by the Borrower of the LC Agreement, other than (i) such reports to United States governmental authorities regarding international capital and foreign currency translations as may be required pursuant to 31 C.F.R. Part 128, (ii) those that have been made or obtained and are in full force and effect or as to which failure to be made or obtained or to be in full force and effect should not result, individually or in the aggregate, in a Material Adverse Effect or an adverse effect on the validity, binding effect or enforceability of the LC Agreement or any other Loan Document, (iii) those that may be required by any beneficiary of any Letter of Credit issued under the LC Agreement and (iv) such registrations, filings and approvals that may be required because of the legal or regulatory status of any Lender or because of any other facts specifically pertaining to any Lender.

4.           There is no action, suit or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the best of my knowledge, threatened against the Borrower or any of the Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental or administrative body, agency or official which (i) challenges the validity of the LC Agreement or (ii) except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 or its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 may be reasonably expected to have a Material Adverse Effect.

5.           The Borrower is not an “investment company” as defined in or subject to regulation under the Investment Company Act of 1940, as amended.

I express no opinion as to the status of the obligations of the Borrower under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws.

I am admitted to practice only in the State of New York, and I express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion is rendered only to the Administrative Agent and the Lenders under the LC Agreement and is solely for their benefit in connection with the above transactions.  I am opining as to the matters herein only as of the date hereof, and, while you are authorized to deliver copies of this opinion to such permitted assigns of any Lender and they are permitted to rely on this opinion, the rights to do so do not imply any obligation on my part to update this opinion.  This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose; provided that this opinion may be circulated or quoted as required under applicable law or regulation (including pursuant to any applicable judicial or governmental order) and to your actual or prospective successors and assigns.

Very truly yours,

David G. Schwartz
Vice President
Corporate Counsel and Assistant Secretary

EXHIBIT G

[Form of Opinion of Special New York Counsel to the Borrower]

September 8, 2010

Frontier Communications Corporation
Credit Agreement dated as of September 8, 2010

Ladies and Gentlemen:

We have acted as special New York counsel to Frontier Communications Corporation, a Delaware corporation (the “Borrower”), in connection with the Credit Agreement dated as of September 8, 2010 (the “LC Agreement”), among the Borrower, the lending institutions party thereto (the “Lenders”) and Deutsche Bank AG, New York Branch, as issuing bank and as administrative agent for the Lenders (the “Administrative Agent”).  This opinion is being delivered to you pursuant to Section 4.01(c) of the LC Agreement.  Capitalized terms used but not defined herein have the meanings assigned to them in the LC Agreement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including:

(i)           the LC Agreement,

(ii)           the Restated Certificate of Incorporation of the Borrower,

(iii)           the By-laws of the Borrower,

(iv)           resolutions adopted by the Board of Directors of the Borrower on May 12, 2010; and

(v)           resolutions adopted by the Pricing Committee of the Borrower on August 15, 2010.

We have also relied, with respect to certain factual matters, on the representations and warranties of the Borrower contained in the LC Agreement and have assumed compliance by the Borrower with the terms of the LC Agreement.

In rendering our opinion, we have assumed (a) the genuineness of all signatures, (b) that each party to the LC Agreement other than the Borrower has all necessary power, authority and legal right to execute and deliver the LC Agreement and to perform its obligations thereunder and that the LC Agreement is a legal, valid and binding obligation of each party thereto other than the Borrower, (c) the due authorization, execution and delivery of the LC Agreement by all parties thereto other than the Borrower, (d) the authenticity of all documents submitted to us as originals, (e) the conformity to original documents of all documents submitted to us as copies and (f) that insofar as any obligation under the LC Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside the State of New York, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.

Based on the foregoing and subject to the qualifications hereinafter set forth, we are of opinion as follows:

1.           Based solely on a certificate from the Secretary of State of the State of Delaware, the Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware.  The Borrower has all necessary corporate power and authority to execute and deliver the LC Agreement and to perform its obligations thereunder.

2.           (a)  The execution and delivery by the Borrower of the Credit Agreement and the performance by the Borrower of its obligations thereunder have been duly authorized by all requisite corporate action on the part of the Borrower.

(b) The execution and delivery by the Borrower of the LC Agreement and the performance by the Borrower of its obligations thereunder do not violate any law, rule or regulation of the United States of America, the State of New York or the General Corporation Law of the State of Delaware.

3.           The LC Agreement has been duly executed and delivered by the Borrower.  The LC Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.  The foregoing opinion is subject to the following qualifications:  (i) insofar as provisions contained in the LC Agreement provide for indemnification or limitations on liability, the enforceability thereof may be limited by public policy considerations, (ii) the availability of a decree for specific performance or an injunction is subject to the discretion of the court requested to issue any such decree or injunction and (iii) we express no opinion as to the effect of the laws of any jurisdiction other than the State of New York where any Lender may be located or where enforcement of the LC Agreement may be sought that limit the rates of interest legally chargeable or collectible.

We express no opinion herein as to any provision in the LC Agreement that (a) relates to the subject matter jurisdiction of any Federal court of the United States of America, or any Federal appellate court, to adjudicate any controversy related to the LC Agreement (such as the provision found in Section 9.09(b) of the LC Agreement), (b) contains a waiver of an inconvenient forum (such as the provision found in Section 9.09(c) of the LC Agreement), (c) relates to a right of setoff in respect of purchases of participations in LOC Disbursements (such as the provision found in Section 2.06 of the LC Agreement) or with respect to parties that may not hold mutual debts (such as the provision found in Section 9.08 of the LC Agreement), (d) provides for liquidated damages or penalty interest, (e) relates to the waiver of rights to jury trial (such as the provision found in Section 9.10 of the LC Agreement) or (f) relates to any arrangement or similar fee payable to any agent (including the Administrative Agent) of the commitments or loans under the LC Agreement or any fee not set forth in the LC Agreement.  We also express no opinion as to (i) the enforceability of the provisions of the LC Agreement to the extent that such provisions constitute a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived, (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law provided for in the LC Agreement or (iii) compliance with, or the application or effect of, Federal or state securities laws or regulations or any laws or regulations relating to the ownership or operation of communications (whether cellular, wireless, broadband, radio or otherwise) licenses, assets or systems or the provision of communications products or services to which the Borrower or any of its Subsidiaries is subject or the necessity of any authorization, approval or action by, or any notice to, consent of, order of, or filing with, the Federal Communications Commission or any other governmental authority, pursuant to any such laws or regulations.

We understand that you are satisfying yourselves as to the status under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of the Borrower under the LC Agreement, and we express no opinion thereon.

We are admitted to practice only in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

This opinion is rendered only to the Administrative Agent and the Lenders party to the LC Agreement on the date hereof and is solely for their benefit in connection with the above transactions.  In addition, we hereby consent to reliance on this opinion solely by a counterparty to a credit default swap entered into in connection with the transactions contemplated by the Loan Documents solely in the event a Credit Event has occurred; provided that such counterparty becomes a counterparty to such credit default swap on or prior to the 30th date after the date of this opinion.  We are opining as to the matters herein only as of the date hereof, and, while you are authorized to deliver copies of this opinion to such permitted assignees and they are permitted to rely on this opinion, the rights to do so do not imply any obligation on our part to update this opinion.  This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

EXHIBIT H-1

FORM OF
NON-BANK TAX CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S.  Federal Income Tax Purposes)

Reference is made to the CREDIT AGREEMENT, dated as of September 8, 2010, is between FRONTIER COMMUNICATIONS CORPORATION, the LENDERS party hereto, and DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Facility Reimbursement Obligations in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

[Lender]

By:	_________________________________

Name:

Title:

[Address]

Dated:           ______________________, 20[  ]

EXHIBIT H-2

FORM OF
NON-BANK TAX CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the CREDIT AGREEMENT, dated as of September 8, 2010, is between FRONTIER COMMUNICATIONS CORPORATION, the LENDERS party hereto, and DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Facility Reimbursement Obligations in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Facility Reimbursement Obligations
, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[Lender]

By:	_____________________________

Name:

Title:

[Address]

Dated:           ______________________, 20[  ]

EXHIBIT H-3

FORM OF
NON-BANK TAX CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S.  Federal Income Tax Purposes)

Reference is made to the CREDIT AGREEMENT, dated as of September 8, 2010, is between FRONTIER COMMUNICATIONS CORPORATION, the LENDERS party hereto, and DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender in writing and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[Participant]

By:	___________________________

Name:

Title:

[Address]

Dated:           ______________________, 20[  ]

EXHIBIT H-4

FORM OF
NON-BANK TAX CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the CREDIT AGREEMENT, dated as of September 8, 2010, is between FRONTIER COMMUNICATIONS CORPORATION, the LENDERS party hereto, and DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.14(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender in writing and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

[Participant]

By:	___________________________

Name:

Title:

[Address]

Dated:           ______________________, 20[  ]